                                                                   Exhibit 10.35

                     FIRST AMENDMENT TO E-COMMERCE AGREEMENT

     This First Amendment to E-Commerce Agreement is made as of the 5th day of December, 1999 by and between Global Sports Interactive, Inc., a Pennsylvania corporation ("GSI"), and Dunham's Athleisure Corporation, a corporation ("Retailer").

     GSI and Retailer are parties to an E-Commerce Agreement, dated as of March 23, 1999 (the "Agreement"), pursuant to which GSI agreed to act as Retailer's outsourcing company for the on-line sale of sporting goods products through a web site to be created, developed, operated, managed and maintained by GSI (the "Retailer Web Site") in accordance with the terms of the Agreement. GSI and Retailer desire to amend the Agreement as set forth in this Amendment to provide that the image of Retailer's Web Site will be consistent with the image of Retailer's Land Based Stores. All capitalized terms used in this Amendment without definition shall have the meanings given to such terms in the Agreement.

     The parties, intending to be legally bound, agree as follows:

     1. The Agreement is amended to add the following Sections 3.3(f), 3(g), 3(h) and 3(i):

          f. If, at anytime during the Term, Retailer notifies GSI in writing that the assortment of On Line Merchandise being offered for sale on the Retailer's Web Site is not consistent with the In Line Merchandise being offered for sale in Retailer's Land Based Stores, GSI agrees to offer for sale on the Retailer's Web Site up to 500 styles of such In Line Merchandise that are not being offered on the Retailer's Web Site as selected by Retailer (the "Selected Merchandise"), in accordance with the following terms:

               1) Within 14 days after receipt of such notice from Retailer, GSI shall place a purchase order. GSI shall have the option to purchase merchandise from the Retailer, manufacturer or other vendor at its discretion. If GSI elects to purchase the Selected Merchandise from Retailer, GSI shall purchase from Retailer, and Retailer shall sell to Global, the Selected Merchandise in accordance with the terms of the Letter Agreement, dated October 7, 1999 (the "Letter Agreement"), as amended in Section 3 of this Amendment, unless Retailer shall handle the fulfillment for the sale by GSI of Selected Merchandise on Retailer's Web Site, in which case the parties will agree upon appropriate procedures.

               2) Within 14 days after GSI receives at its fulfillment center Selected Merchandise purchased by GSI, GSI shall offer for sale on the Retailer's Web Site such Selected Merchandise.

               3) Global shall not be required to purchase more than 300 styles in any month and shall not be required to purchase more than 500 styles in any calendar quarter.

                    a. If, at any time during the Term, Retailer notifies GSI in writing that the value message for On Line Merchandising being offered for sale on the Retailer's Web Site is not consistent with the value message that Retailer advertises for In Line Merchandise being offered for sale in Retailer's Land Based Stores, then GSI agrees to place on Retailer's Web Site, within fifteen (15) days after receipt of such notice, the appropriate value message.

                   b.    If GSI materially breaches its obligations under
                         Section 3.3(f) or Section 3.3(g), and provided Retailer has complied with its obligations under Section 3.3(i), Retailer shall notify GSI in writing, specifying in reasonable detail the nature of the breach, and GSI shall have 30 days after the receipt of such notice to cure the breach. If GSI shall not cure the breach within the 30-day period, Retailer shall have the right to require GSI to take down the Retailer's Web Site until such time as the breach is cured; provided, however, that if GSI materially breaches its obligations under Section 3.3(f) or Section 3.3(g) more than three times in any six-month period, GSI shall not have the right to cure any further breach of Section 3.3(f) or Section 3.3(g) within such six-month period. The cure periods set forth in this Section 3.3(h) shall be the only cure periods applicable to a breach by GSI of its obligations under Section 3.3(g) or 3.3(h).

                    c. Retailer shall cooperate with GSI in the performance by GSI of its obligations under Section 3.3(f) and Section 3.3(g), including (x) furnishing GSI with copies of weekly specials at least four (4) weeks prior to the publication by Retailer of such weekly specials, and
                         (y) for all Selected Merchandise purchased by GSI, placing GSI's SKU number on Retailer's shipping list next to each item of Selected Merchandise purchased by GSI. To facilitate Retailer's obligations under clause
                         (y), Retailer shall give GSI in electronic form Retailer's SKU number for each item of Selected Merchandise, and GSI shall furnish Retailer purchase orders in electronic form with a cross reference file showing the GSI SKU number that corresponds to Retailer's SKU number for each item of Selected Merchandise purchased by GSI.

               1. Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

               2.   The Letter Agreement is hereby amended as follows:

                    a.   The following clause is hereby added to the end of
                         Section 2(c) of the Letter Agreement under GSI:

                         GSI may return any product delivered to its fulfillment center from Dunham's that arrives damaged and/or unsaleable. GSI will notify Dunham's of these claims within 21 days after receiving the shipment of such product.

                    b. Section 5(A) of the Letter Agreement is amended in its entirety to read as follows:

                         A. Payment of invoice due in 10 days upon receipt of merchandise. Invoices not paid within 10 days will be subject to a late fee of 1% per month.

                    c. Section 5(D) of the Letter Agreement is amended to read in its entirety as follows:

                         D. Dunham's is not responsible for concealed shortages so long as such shortages do not exceed 10% of the invoice amount for such shipment, inasmuch as GSI will not generally be ordering case pack quantities. Dunham's will implement control procedures to ensure shipment accuracy. Dunham's will allow GSI to audit any order prior to shipment. Dunham's will supply a packing slip identifying the carton in which each product is packed.

                    d. Section 5(E) of the Letter Agreement (after the first sentence) is amended to read in its entirety as follows:

                         C. GSI and Dunham's will continue to develop a more efficient method of shipping and receiving product between the two parties.

                              Dunham's may, at its sole discretion, choose not to ship any particular item ordered by GSI. However, in this case, Dunham's cannot hold GSI accountable for said unshipped product not appearing on the Dunham's web site.



     Global Sports Interactive, Inc.            Dunham's Athleisure Corporation



     By: /s/ Michael Golden                     By: /s/ Marshall Sosna
     Name:   Michael Golden                     Name:   Marshall Sosna
     Title:  EVP                                Title:  CFO